Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 30, 2023 relating to the consolidated financial statements of SeaStar Medical Holding Corporation included in this Registration Statement on Form S-1. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP
Bellevue, Washington
April 11, 2023